Exhibit 10.2

NONQUALIFIED STOCK OPTIONS

TERMS AND CONDITIONS

FOUNDERS GRANT

You have been granted an award (the “Award”) of non-qualified stock options (the “Options”) under the Fortune Brands, Inc. 2011 Long-Term Incentive Plan (the “Plan”). Once the Options become exercisable, you will be able to purchase shares of common stock of Beam Inc. (“Beam”) at the option price.

The date of grant, the number of shares subject to the Award, the option price per share and the date(s) on which the Options will become exercisable are identified in the electronic, on-line grant acceptance process administered by the Plan’s third party administrator (the “Stock Plans Administrator”) and the attached Option Award Notice. The Award is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. Unless otherwise specified in these Terms and Conditions, capitalized terms shall have the meanings provided under the Plan.

1. Exercise. Except as provided in this paragraph 1 and paragraphs 3, 4, 5, 6, 11 and 12 below, the Options shall become exercisable in three (3) installments, with one-third of the shares covered by the Award first becoming exercisable on the second anniversary of the date of grant and an additional one-third becoming exercisable on each of the third and fourth anniversaries of the date of grant, respectively. Except as provided in paragraph 3 below, the Award will expire, and the Option will no longer be exercisable, 10 years from the date of grant (the “Expiration Date”).

2. Transferability of Option. The Award shall not be transferable by you other than in the event of your death, except that it may be transferred pursuant to an approved domestic relations order. During your lifetime, your Award shall be exercisable only by you unless it has been transferred pursuant to an approved domestic relations order, in which case it may be exercisable only by the transferee. Pursuant to paragraph 17 of these Terms and Conditions, you remain responsible for any taxes due upon the exercise of your Award, except to the extent applicable tax law provides otherwise in the case of a transfer pursuant to an approved domestic relations order. With respect to any transfer pursuant to a domestic relations order, such order must be approved in writing by the Senior Vice President, Chief Human Resources Officer, or her delegate.

3. Death. If your employment with Beam or a Subsidiary (your “Employer”) terminates by reason of your death, the Options will immediately become exercisable in full and shall continue to be exercisable in full for three years after your death or until the Expiration Date, whichever is earlier, provided that the Options may continue to be exercised for the one-year period from the date of your death, even if this one-year period extends beyond the Expiration Date.

4. Disability. If your employment with your Employer terminates by reason of Disability, as defined in the Plan, provided that you have remained in the employ of Beam or a Subsidiary for at least six months from the date of grant, you will be treated as continuing in employment with Beam for purposes of determining the vesting and exercisability of the

Options, and the Options will continue to become exercisable in accordance with the schedule in Paragraph 1 and may be exercised through the Expiration Date.

5. Retirement. If your employment with your Employer terminates by reason of Retirement, as defined in the Plan, any Options that are exercisable at the time of your Retirement shall continue to be exercisable until the Expiration Date, and any Options that are not exercisable at the time of your Retirement shall not thereafter become exercisable.

6. Termination for Cause. If the Company terminates your employment for Just Cause, as defined in the Plan, then all Options subject to the Award, whether or not then exerciseable, will terminate immediately upon such termination of employment.

7. Termination of Employment. If your employment with your Employer terminates other than in the circumstances referred to in paragraphs 3, 4, 5 or 6, any Options that are not yet exercisable shall not thereafter become exercisable and any Options that are exercisable shall terminate and cease to be exercisable three months from the date of your termination from employment, except as otherwise provided in paragraphs 11 or 12; provided that in no event shall any Options be exercisable after the expiration of 10 years from the date of grant. For the purpose of these Terms and Conditions, and subject to paragraph 12 your employment shall be considered terminated on the date on which your Employer ceases to be a Subsidiary or Joint Venture of Beam, as defined in the Plan, and Beam either directly or through an indirect ownership interest no longer maintains any ownership interest in your Employer.

8. Stock Exchange Listing. Beam is not obligated to deliver any shares until the shares have been listed on each stock exchange on which Beam’s Common Stock is listed and until Beam is satisfied that all applicable laws and regulations have been met. Beam agrees to use its best efforts to list the shares and meet all legal requirements so that the shares can be delivered. No fractional shares will be delivered.

9. Transfer of Employment; Leave of Absence. For the purposes of the Award, (a) if you transfer between Beam and an entity in which Beam has an equity interest or from one entity in which Beam has an equity interest to another entity in which Beam has an equity interest, without an intervening period, it will not be considered a termination of employment, and (b) any leave of absence granted in writing will not constitute an interruption in your employment.

10. Adjustments.

(a) In the event of any merger, consolidation, stock or other non-cash dividend, extraordinary cash dividend, split-up, spin-off, combination or exchange of shares, reorganization or recapitalization or change in capitalization, or any other similar corporate event, the number and kind of shares that are subject to the Award and the option price per share immediately prior to such event will be proportionately and appropriately adjusted in accordance with the terms of the Plan.

(b) The determination of the committee of the Board of Directors of Beam administering the Plan (the “Committee”) as to the terms of any adjustment is binding and conclusive upon you and any other person who is entitled to exercise an Option subject to the Award.

11. Change in Control of Beam.

In the event of a Change in Control (as defined in the Plan), all Options, if they are not then immediately exercisable in full and provided that they have not expired, shall become immediately exercisable in full and shall remain exercisable until the Expiration Date. In addition, under certain circumstances as described in Section 12(b) of the Plan, you may have the right to receive cash instead of exercising your Options. This right, called a Limited Right, may be automatically exercised under certain circumstances described in the Plan. You will be informed of any Change in Control that triggers the Limited Right.

12. Divestiture. In the event that your principal Employer is a Subsidiary or Joint Venture of Beam that ceases to be a Subsidiary or Joint Venture of Beam and Beam either directly or through an indirect ownership interest no longer maintains any ownership interest in your Employer (a “Divestiture”), any unvested Options, if they are not then immediately exercisable in full and provided they have not expired, shall become immediately exercisable in full as of the Divestiture Date (as defined in the Plan) and shall remain exercisable until the Expiration Date.

13. Stockholder Rights. Neither you nor any other person shall have any rights of a stockholder as to shares under the Award until, after proper exercise of the Options, such shares shall have been recorded on Beam’s official stockholder records as having been issued or transferred.

14. Notice of Exercise. Subject to these Terms and Conditions, the Award may be exercised either electronically through the on-line process administered by the Stock Plans Administrator or by telephone via a Stock Plans Administrator customer service representative or an automated telephone system. When providing notice of exercise, you must indicate the number of Options being exercised. If notice of exercise is not given to the Stock Plans Administrator (or other person or entity designated by Beam), by the applicable expiration date specified in paragraphs 1, 3, 4, 5, 6, 11 and 12 above, the notice will be deemed null and void and of no effect. If notice of exercise of an Option is given by a person other than you, Beam may require as a condition to exercising the Option that appropriate proof of the right of such person to exercise the Option be submitted to Beam. Any shares purchased upon exercise will be issued and or delivered as soon as practicable.

15. Exercise of Limited Right. In the event a Limited Right referred to in paragraph 11 above becomes exercisable, it shall be exercised in whole or in part by giving notice of such exercise, in the manner described in paragraph 14, to the Stock Plans Administrator (or other person or entity designated by Beam). No notice is required if the Limited Right is automatically exercised as provided in Section 12(b) of the Plan. The exercise will be effective as of the date of exercise, but not earlier than the date notice is actually provided to the Stock Plans Administrator in the manner described in paragraph 14 above. The notice must be actually received by the Stock Plans Administrator by no later than the close of business on the last day of the applicable Limited Right Exercise Period, as defined in the Plan (or the date the related Option expires, whichever is earlier).

16. Payment of Option Price. Except for a “cashless exercise” described below, payment in full of the option price must be received by the Stock Plans Administrator by the date of exercise. You may pay the option price: (i) in cash, (ii) by attestation (i.e., a declaration of share ownership by which you surrender the right to shares you own), or (iii) by a combination of cash and such shares that have been held by you for a period of at least one year and that have a total market value which, together with such cash, equals the option price. The “market value” of shares or per share of Beam Common Stock as of any date means the value determined by reference to the closing price of a share of Beam Common Stock as finally reported on the New York Stock Exchange for the trading day next preceding such date. You may also pay the option price from the proceeds of the sale of shares covered by the Award, called a cashless exercise, to the extent permitted under the cashless exercise process approved by the Committee.

17. Tax Withholding. Upon exercise of any portion of your Award (or at such later time as taxable income from the exercise is deemed to be realized), Federal income tax withholding (and state and local income tax withholding, if applicable) may be required by your Employer in respect of taxes on income realized by you. Your Employer may withhold such required amounts from your future paychecks or may require that you deliver the amounts to be withheld. In addition, you may pay the minimum required Federal income tax withholding (and state and local income tax withholding, if applicable) by electing either to have your Employer withhold a portion of the shares of Common Stock otherwise issuable upon exercise of the Award, or to deliver to your Employer other shares of Common Stock owned by you, in either case having a fair market value (as described in paragraph 16 above, on the date that the amount of tax is to be determined) of the minimum amount to be withheld, provided that the election shall be irrevocable and shall be subject to such rules as the Committee may adopt. You may also arrange to have such tax (or taxes) paid directly to your Employer on your behalf from the proceeds of the sale of common stock to the extent provided in the notice of exercise referred to in paragraph 11.

18. Conflicts. In the event of a conflict between these Terms and Conditions of the Award and the Plan, the terms of the Plan shall apply.